Exhibit 99.1

Commercial Aerospace Market Thomas E. Williams President, ATI Allvac Titanium 2005 Scottsdale, AZ September 26, 2005

This presentation contains forward-looking statements. Actual results may differ materially from results anticipated in the forward-looking statements. These and additional risk factors are described from time to time in the filings by Allegheny Technologies Incorporated with the Securities and Exchange Commission, including its Report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q. September 2005

Commercial Aerospace Key Drivers International carriers Traffic (RPMs) Airline profitability Fuel costs Capacity (ASMs) Growth of low-cost carriers Fleet size and make-up Aircraft retirements Long-term Growth 5 % CAGR Commercial Aerospace Market Forecast (Source: International Civil Aviation Organization (ICAO)) Commercial Aerospace September 2005

Commercial Jet Engines Long -term Cyclical Growth Projected trend is based upon published engine build rates and is intended to show a trend, not be a forecast of future business levels. SPARES NOT INCLUDED Source: Airline Monitor Forecast

Engine Metal Demand (Metal Year- 1 year offset) (Source: Airline Monitor, Forecast International) SPARES NOT INCLUDED IN HISTORY Metals Demand Jet Engines & Aero-derivative Gas Turbines Leading Engine Programs Through 2008 Engine Programs Through 2008 CFM56 (737,A318,A319,A320,A321,A340) V2500 (A319, A320, A321) CF34, AE3007 (Bombardier/Embraer RJ's) EJ200 (Eurofighter) T500 (A340) GE90 (777) CF6 (747, 767, A330) PW4000 (747, 757, 767, 777, A300, A330) F414 (F-18) B787 -- GenX, T1000 A380 -- T900, GP7200 Reaching New Highs Projected trend is based upon published engine build rates and projected metal consumption and is intended to show a trend, not be a forecast of future business levels.

Increasing Metal Consumption Actual Shipments Commercial Aerospace Worldwide Titanium Shipments Market Trend Projected market trend is based upon published aircraft build rates and projected metal consumption and is intended to show a trend, not be a forecast of future business levels. September 2005

Market Drivers Air travel is robust, record load factors Demand for new, fuel efficient aircraft Large commercial builds up 12% in '05 2006 forecast + 15% New airframes using more titanium A380, 777, & 787 >100k lbs. of Ti each Ti's high strength-to-weight ratio Ti more compatible with composites Market Trend Commercial Aerospace Worldwide Titanium Shipments Actual September 2005 Projected market trend is based upon published aircraft build rates and projected metal consumption and is intended to show a trend, not be a forecast of future business levels.

Allegheny Technologies (ATI) Actions to Meet Growing Demand Capital projects recently completed Forging press at Albany, OR plant Expansion of Richburg, SC plant Forging Bar, rod, coil Improvements at Richland, WA plant to increase production capacity for EB melted alloy & CP Investing approximately $100 million to increase capacity Restarting titanium sponge production (7.5 Mlbs/yr production rate) Expanding plate production capacity 25% Installing a third PAM furnace 25% increase in ATI's titanium production capacity Milestones in Growth September 2005